Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------


We consent to the incorporation by reference in this Registration Statement of The Procter & Gamble Company on Form S-8 of our reports dated August 10, 1995 (expressing an unqualified opinion and including an explanatory paragraph regarding the changes in accounting for other post retirement benefits and income taxes effective July 1, 1992) and August 28, 1995 appearing in and incorporated by reference in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 1995 and in the Annual Report on Form 11-K of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan for the year ended June 30, 1995, respectively, and to the reference to us under the heading "Experts" in this Registration Statement.


/S/DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP
Cincinnati, Ohio
June 11, 1996